UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 30, 2024
Solventum Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-41968	92-2008841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144

(Address of Principal Executive Offices, including Zip code)

(651) 733-1110

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SOLV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2024, the Talent Committee of the Board of Directors (the “Committee”) of Solventum Corporation (“Solventum”) approved and adopted the Solventum Executive Change in Control Severance Plan (the “CIC Severance Plan”), which is effective as of such date.

Solventum’s Chief Executive Officer (“CEO”), Chief Financial Officer, Chief Accounting Officer, and other executives (the “Participants”) currently participate in Solventum’s Executive Severance Plan, the details of which were previously disclosed on Form 8-K filed with the SEC on April 4, 2024 (the “Severance Plan”). However, the Severance Plan does not provide enhanced severance benefits in the event of certain involuntary terminations that occur within a pre-defined period relative to a change in control. Accordingly, the Committee adopted the CIC Severance Plan to provide these enhanced severance benefits. The Severance Plan will remain in full force and effect, and Participants will be eligible for benefits under each plan as set forth below.

Severance Plan Benefits
In the event of an involuntary termination that occurs outside of the Change in Control Protection Period (as defined below), a Participant would receive the applicable benefits described in the Severance Plan, subject to the terms and conditions of the Severance Plan.

CIC Severance Plan Benefits
In the event of Qualifying Termination (as defined in the CIC Severance Plan) during the period of time beginning six-months prior to the first occurrence of a Change in Control (as defined in the CIC Severance Plan) and lasting through the eighteen-month anniversary of such occurrence of a Change in Control (the “Change in Control Protection Period”), a Participant would receive the applicable benefits set forth in the CIC Severance Plan (which would be in lieu of any benefits that otherwise would have been payable pursuant to the Severance Plan):

•cash severance in the amount of the Participant’s base salary plus the Participant’s target annual cash bonus for the year in which the Qualifying Termination occurs, multiplied by the Applicable Severance Multiplier (which for the CEO is 2.5 and for other executive officers is 2.0);
•a prorated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs based on the target level of achievement of the applicable performance goals for such year, and (ii) a fraction, the numerator of which is the number of days the Participant was employed by Solventum during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year;
•a lump sum COBRA payment sufficient to cover COBRA premiums for a period of time equal to the product of twelve months and the Applicable Severance Multiplier;
•if the Participant also participates in the Solventum VIP Excess Plan, then Participant’s accounts would become fully vested; and
•reasonable outplacement services, as determined by Solventum in accordance with its outplacement services policy in effect as of the date of Participant’s Qualifying Termination.

The CIC Severance Plan does not vary the terms of equity awards outstanding as of October 30, 2024, which will be treated as provided under the terms of the applicable equity plan and award agreement in the event of a qualifying termination. Equity awards granted on or after October 30, 2024 will be treated as follows: options and SARs shall become fully vested and remain exercisable for the remainder of their full term; outstanding restricted stock unit awards (including, for clarity, restricted stock unit awards and performance share awards that were granted under the 3M Company 2016 Long-Term Incentive Plan before April 1, 2024, and converted into Solventum restricted stock unit awards in connection with the spin-off of Solventum from 3M Company) that remain unvested at the time of Participant’s Qualifying Termination will fully vest on an accelerated basis; and outstanding unvested equity awards with performance-based vesting conditions shall be treated in accordance with the applicable terms and conditions set forth in the applicable equity plan and the grant agreement pursuant to which such awards were granted.

Any payment of benefits under the CIC Severance Plan is subject to recoupment in the event that any payment to a Participant exceeds, for any reason, the benefit amount Participant is entitled to receive in accordance with the terms of the CIC Severance Plan; and the Participant signing a release and waiver of claims acceptable to Solventum, including, where legally permissible, non-competition, non-solicitation, and non-disparagement requirements. The Committee administers and may amend or terminate the CIC Severance Plan in its discretion.

The description of the CIC Severance Plan set forth under this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the CIC Severance Plan, as adopted on October 30, 2024, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Solventum Executive Change in Control Severance Plan, as adopted October 30, 2024

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2024	SOLVENTUM CORPORATION

	By:	/s/ Matthew Rice
Matthew Rice
Vice President, Associate General Counsel & Assistant Secretary